EXHIBIT 99.1

UltraStrip Signs $4.5 M Robotic Agreement With Singapore's Jian Huang Engineering Pte, Ltd.

STUART, FL -- (MARKET WIRE) -- 04/24/2006 -- UltraStrip Systems, Inc. (OTC BB: USTP), the Stuart, Florida-based technology incubator company for homeland security, marine, and defense applications, announced the signing of an exclusive distribution agreement with Jian Huang Engineering Pte, Ltd. of Singapore including an initial sale of two of the Company's M3500 A series coating removal robots. The two automated systems will be manufactured and shipped to Singapore in July. Under the terms of the UltraStrip Envirobotic Solutions, Inc. five-year distribution agreement, Jian Huang must buy or sell ten systems for $4,500,000 over a two-year period to maintain their exclusive distributorship for Singapore. The initial purchase is $900,000 plus an additional amount for spare parts.

Stephen R. Johnson, President of UltraStrip Envirobotic Solutions, a subsidiary of UltraStrip, said, "The Singapore ship repair market is one of the busiest in the world, and Jian Huang will have the most productive technology available anywhere to remove coatings in this critical market. This contract represents the largest order in Singapore history for industrial automation equipment for coating removal in a shipyard. It is also a significant milestone for our Company's goal of transitioning the world's shipyards to our patented robotic automation. Additionally, Jian Huang will be able to give their customers a safe solution to the environmental issues created by the current grit blasting technology. The robots will eliminate millions of tons of hazardous waste going to the world's landfills and polluting the fragile coral reefs that are so important to marine life. We are honored that Jian Huang has become a contractor and distributor for us in Singapore."

Jack Ng, a Director of Jian Huang Engineering, said, "The UltraStrip M3500 is the best paint removal equipment available in the world today, and we are excited to be able to bring it to the Singapore ship repair industry. These state-of-the-art robotic systems use ultra-high-pressure water with complete containment of the toxic paint and eliminate the need for the current method of grit blasting. UltraStrip's new system will allow for cleaner air during the stripping process as the environment will no longer be filled with grit or toxicants contaminating the air, water, and the health of our workers. It is safe, highly productive, and an environmentally friendly technology that is the perfect system for our market."

About UltraStrip Systems:

UltraStrip Systems is a technology incubator that creates patented and engineered solutions for defense, homeland security, and the marine industry. UltraStrip's patented robotic water jetting systems are provided through its UltraStrip Envirobotic Solutions subsidiary and are designed to provide an environmentally and cost-effective coatings removal process for the removal of coatings on a wide range of commercial and military ships and aircraft. The robotic systems have been utilized for U.S. Navy ships (including the U.S.S. Cole after its attack off the coast of Yemen), cruise ships, and tankers in ship yards throughout the world. The worldwide market for robotics and industrial automation is $3.8 billion in 2006 and expected to grow to $5 billion by 2010 according to the ARC Advisory Group's study on industrial robotics. The Company's intellectual property includes eight registered U.S. patents, one notice of allowance from the patent office, three U.S. patents pending, and an opportunity to obtain up to 423 patent registrations worldwide through actual filings or reserved rights. In February 2006, the Company announced the signing of a five-year exclusive agreement with BAE Systems ship yard subsidiaries in San Francisco and San Diego to provide its patented robotic automated water jetting technology equipment and services.

In December 2005, UltraStrip announced it entered into a Joint Manufacturing and Marketing Agreement with Pierce Manufacturing Corp. (a subsidiary of Oshkosh Truck Corp (NYSE: OSK)). The Company's proprietary Mobile Emergency Filtration Systems and Tactical Water Filtration Trucks, provided through its Ecosphere Technologies subsidiary, are breaking new ground by transforming its powerful water-filtration and purification technology for use in the world's most challenging applications, including the military (e.g., for troop deployments) and Homeland Security (e.g., to areas hit by man-made or natural events that damage vital water resources). The Company's Mobile Emergency Filtration System successfully operated for six weeks in Waveland, MS, following that community's devastation from Hurricane Katrina, providing bulk water for drinking, bathing, cooking, and cleaning purposes. Further information on UltraStrip can be obtained through its websites www.ultrastrip.com and www.ecospheretech.com.

About Jian Huang Engineering Pte Ltd:

As part of the Jian Huang Group of companies, the parent company, Jian Huang Construction Co. Pte, Ltd. was incorporated in 1996 in Singapore. Jian Huang Construction Co. Pte, Ltd. has grown in the contracting business (specializing in Design and Build) in Singapore and Malaysia to $18 million in 2005, and expects to achieve $60 million for the year 2006 with a workforce of over 300. The Jian Huang Construction Co. Pte, Ltd. has also achieved standards ISO9001:2000 for service quality assurance, ISO149001:1996 for environmental aspects, and OHSAS 18001:1999 for health and safety. Jian Huang Engineering Pte Ltd will offer coating removal contracting services to the Singapore maritime repair industry. For more information, please refer to http://www.jianhuangconst.com/index.htm

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), including, but not limited to, the shipping date of the first two M3500 systems and the future purchase of the additional eight systems. Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include UltraStrip's ability to timely manufacture the M3500s and the distributor's ability to utilize the systems and market them in Singapore. Further information on the Company's risk factors is contained in UltraStrip's Form 10-KSB filed with the Securities and Exchange Commission.